Exhibit 10.37

CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH APPEARS ON 3 PAGES OF THIS EXHIBIT AND HAS BEEN IDENTIFIED WITH THE SYMBOL “****,” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.

SOURCING AND DEVELOPMENT AGREEMENT

THIS SOURCING AND DEVELOPMENT AGREEMENT (the “Agreement”) is entered into as of the 6th day of April, 2007 (the “Effective Date”), by and between UTC Power Corporation, a corporation incorporated and existing under the laws of the State of Delaware and having an office and place of business at 195 Governor’s Highway, South Windsor, Connecticut (hereinafter referred to as “UTCP”), and Raser Technologies, Inc., a corporation incorporated and existing under the laws of the State of Utah and having an office and place of business at 5152 N. Edgewood Drive, Suite 375, Provo, Utah (hereinafter referred to as “RASER”). UTCP and RASER shall be hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS, RASER is planning to develop a number of geothermal-based merchant power plant sites (the “Sites”) and would like to purchase 225 kilowatt (kW)-rated PureCycle® geothermal heat-to-electricity power systems (the “Current Generation Systems”) from UTCP for use at the Sites;

WHEREAS, RASER remains interested in a larger version of the PureCycle® geothermal power system to install at the Sites, and UTCP remains interested in developing a PureCycle® geothermal power system with a single-unit rating between 800 and 1,000 kW (the “Next Generation System”);

WHEREAS, RASER has a technology that will improve the efficiency and quality of power generated by the PureCycle® system and UTCP is willing to work with RASER in an evaluation of the technology at one of the Sites at some point in the future; and,

WHEREAS, the Parties agree that establishing the terms for purchase of Current Generation Systems and for UTCP’s pursuit of the Next Generation System may be in the Parties’ mutual best interest and, therefore, they are documenting in this Agreement certain terms and conditions with respect to RASER’s purchase of Current Generation Systems and UTCP’s development of the Next Generation System.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises, covenants and undertakings contained herein, the Parties hereby agree as follows:

1.	Scope of Cooperation. The goal of this Agreement is to establish certain contractual terms for the Parties regarding RASER’s purchase of Current Generation Systems and UTCP’s development of the Next Generation System.

1.1	No Joint Venture. Nothing herein shall be construed or interpreted to create a general partnership, joint venture or formal business organization between the Parties. Each Party shall act as an independent contractor and not as an agent of the other, and neither Party shall have the authority to bind the other Party. Each Party shall remain free to work, individually or with other companies, agencies or institutions on projects that become available during the term of this Agreement, including without limitation participating on proposals, entering into contracts, exchanging technical data and developing technology.

1.2	Cost & Expenses. Neither Party assumes any responsibility to the other for costs, expenses, risks or liabilities arising out of the efforts of the other. Nothing in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties.

2.	Current Generation System Purchase and Sale Commitments. In connection with and contemporaneous to the execution of this Agreement, the Parties agree to enter into purchase contracts (the “Purchase Contract”) as set forth in this section, either directly or through subsidiaries acceptable to the other Party, for the purchase and sale of (i) forty-five (45) Current Generation Systems (the “2007 Systems”) for delivery within twelve (12) months of the effective date of the Purchase Contract with a delivery during the three month period from October 1, 2007 to December 15, 2007, and this Purchase Contract shall be executed by both Parties contemporaneous with the execution of this Agreement; (ii), in the second Purchase Contract to be executed by the Parties and the initial down payment made by RASER not later than July 31, 2007, forty-five (45) Current Generation Systems (the “First Quarter 2008 Systems”) for delivery during the three month period from January 1, 2008 to March 31, 2008, and (iii), the third Purchase Contract, to be executed by the Parties and the initial down payment made by RASER as soon as practicable after receipt of approval of the utility interconnect application for the project and subsequent project financing approval forty-five (45) Current Generation Systems (the “Second Quarter 2008 Systems”) for delivery during the three month period from April 1, 2008 to June 30, 2008. Actual delivery dates for the Current Generation Systems under the Purchase Contract shall be based on UTCP’s then current standard lead-time from its receipt of the applicable non-refundable down payment under the Purchase Contract. The Purchase Contract(s) shall be in the form attached hereto as Exhibit A.

2.1	Site Access and Monitoring. On at least two (2) days prior notice during the term of this Agreement, RASER shall provide UTCP and its customers, suppliers and representatives with reasonable access to the Sites, the Current Generation Systems and any related energy data, provided, however, that such access shall not unreasonably interfere with the normal operation of the Sites. UTCP shall also have the right to monitor the operation of the Current Generation Systems and shall retain any and all rights in the data and other information it collects. UTCP shall not provide data or information that can be readily identified to RASER or RASER installations to any competitive interest of RASER without RASER’s express written permission, which shall not be unreasonably withheld.

2.2	Next Generation Systems. Recognizing that UTCP will be developing a Next Generation System and that development or production units may be available during the periods covered by the delivery of the Current Generation Systems, UTCP and RASER agree that Next Generation Systems may be substituted for the equivalent total kilowatts of Current Generation Systems. The Parties agree to work together on delivery schedules, shipment, installation, commissioning and operation of the Next Generation Systems as they become available for use in the RASER projects.

3.	Preferential Pricing Warranty and Covenant. UTCP represents and warrants that the per unit purchase price for the Current Generation Systems under the Purchase Contract is no greater than the per unit purchase price currently received by any other buyer for the same or like Current Generation Systems in equal or lesser quantities.

3.1	Covenant & Conditions. In addition, UTCP covenants that the per unit purchase price for any additional Current Generation Systems bought by RASER during the term of this Agreement shall be no greater than the per unit purchase price then currently received by any other buyer for the same or like Current Generation Systems in equal or lesser quantities.

3.1.1	In the event RASER has not purchased, paid for and taken delivery of at least forty-five (45) units of the Current Generation System, in the aggregate, during the then preceding calendar year during the term of this Agreement then RASER’s rights under Section 3.1 above shall terminate and be of no further force or effect.

4.	Standard Lead-Time and Manufacturing Priority Options. All deliveries under the Purchase Contract shall be based on UTCP’s then current standard lead-time from the time of its receipt of the applicable non-refundable down payment under the Purchase Contract. Standard lead-time is based on, among other influences, manufacturing backlog at the time of UTCP’s receipt of the non-refundable deposit applicable to the specific Current Generation Systems to be manufactured.

4.1	Manufacturing Priority. So long as RASER meets its obligations for the three groups of systems as set forth in Section 2, UTCP hereby grants RASER the following Manufacturing Priority in accordance with the terms of this Section 4, with respect to certain additional Current or Next Generation Systems purchased during the term of this Agreement.

4.1.1	“Manufacturing Priority” shall mean that, upon UTCP’s receipt of the non-refundable down payment at least six months prior to the anticipated delivery date for the first deliverable unit for the purchase of Current or Next Generation Systems, under an executed purchase contract, RASER shall receive first priority with respect to UTCP’s manufacturing capacity for Current or Next Generation Systems, where necessary to meet the applicable delivery dates in the applicable purchase contract between the Parties, subject to UTCP’s then currently available manufacturing capacity based on UTCP’s prior commitments to third parties.

4.2	2009 Manufacturing Option. Provided that RASER purchases, pays for and takes delivery of at least 20MW of units of the Current or Next Generation System, in the aggregate, during calendar year 2007 and 2008, then RASER shall have Manufacturing Priority for Current and Next Generation Systems for delivery in 2009.

4.3	2010 Manufacturing Option. Provided that RASER purchases, pays for and takes delivery of at least 20 MW of units of the Current or Next Generation System, in the aggregate, during calendar year 2008 and 2009, then RASER shall have Manufacturing Priority for Current and Next Generation Systems for delivery in 2010.

4.4	Confidentiality. Without limiting the general application of the confidentiality terms herein and the restrictions on public statements herein, the Parties agree that the terms of this Section 4, as well as the number of units acquired by RASER, the resource location and details associated with the resource and RASER’s actual or planned utilitization of such resource, are Proprietary Information under this Agreement and shall not be disclosed to any third party without the express written consent of RASER and the General Counsel or Chief Financial Officer of UTCP.

5.	Warranty and Service Terms and Conditions. The Current Generation Systems will be warranted against defects in materials and workmanship during normal use and operation in accordance with the Current Generation Systems’ standard limited warranty terms of coverage, which are incorporated into and a part of the Purchase Contract. UTCP guarantees that the equipment delivered under this agreement shall produce power as set forth in Exhibit C at the time of commissioning and during two performance tests conducted within thirty (30) days of the commissioning as agreed by the Parties. If the equipment fails to produce power as indicated on Exhibit C, UTCP shall remedy the situation through service or maintenance within 30 days of the last test or shall supply additional equipment to compensate for any under performance, consistent with equipment availability and lead times. To the extent that any additional piece of equipment will provide more power than necessary, based on the nameplate rating of the equipment, RASER shall pay UTCP a pro rated portion of the price that RASER would pay for the equipment under this Agreement.

5.1	Optional Service Agreement with Performance Uptime Guarantee. UTCP offers the option to purchase scheduled and unscheduled maintenance on the Current Generation Systems on a five or ten year basis, based on the Service Agreement scope, terms and conditions attached in Exhibit B of this Agreement.

5.1.1	Operator Training. In the event RASER elects to purchase a five or ten year Service Agreement from UTCP, UTCP will offer RASER an operational training session for up to five (5) personnel of RASER, with respect to the Current Generation Systems prior to commissioning of the first of RASER’s Current Generation Systems, at UTCP’s facility in South Windsor, CT. The cost of the trainer and the meeting facility for such training session shall be provided by UTCP and RASER shall be responsible for any travel, lodging or other related costs.

5.2	Maintenance and Repair Training. In the event RASER elects not to enter into a Service Agreement with respect to some or all of the Current Generation Systems, UTCP shall offer RASER a training session prior to commissioning of the first of RASER’s Current Generation Systems, at a UTCP facility for up to five (5) personnel of RASER, on the general operation, maintenance and repair of RASER’s Current Generation Systems. The cost of the trainer and the facility for the initial training session shall be provided by UTCP and RASER shall be responsible for any travel, lodging or other related costs.

6.	Next Generation System Development & Prototyping. Based on the execution of the above-referenced Purchase Contract and contingent on RASER continuing to meet its obligations under, and not otherwise being in breach of, this Agreement, the Purchase Contract or any follow-on contracts between the Parties with respect to the Current Generation Systems or Next Generation Systems, UTCP agrees to commence and continue the design for the Next Generation System. Upon successful completion of the system design, UTCP plans to move forward with hardware prototyping and then subsequently, upon successful completion, as determined in UTCP’s sole discretion, of the hardware prototyping, the commercial release of the Next Generation System.

6.1	UTCP agrees to review RASER’s motor technology for potential application in the Next Generation Systems. If in UTCP’s sole judgment the motor technology meets all the parameters, including difficulty in implementing in the design, cost, reliability, efficiency improvement. service and other market criteria, UTCP will implement the technology, provided an acceptable economic arrangement can be reached between the two parties.

6.2	Prototype Demonstration at a Site. Based on the discussions to date, the Parties believe that one or more of the Sites may be an ideal location to conduct a prototype demonstration of the Next Generation System. Therefore, in connection with the design and initial hardware prototype testing of the Next Generation System, UTCP will have the option to place up to three (3) prototype Next Generation Systems, in the aggregate, at one or more of the Sites for prototype demonstration based on mutually agreed demonstration terms and conditions.

7.	Contingent Purchase Obligation. In consideration of UTCP’s commitment herein to commence the design and development of the Next Generation System, RASER commits to purchase ten (10) megawatts (MW) worth of units of the Next Generation System (the “Commercial Release Units”) upon UTCP’s successful completion of 6,000 hours of prototype field demonstration testing and evaluation (the “Demonstration”) of one or more Next Generation Systems (the “Demonstration Units”), which field demonstration testing may, if elected by UTCP in accordance with Section 6.1 above, be conducted at one or more of the Sites. The terms and conditions applicable to RASER’s purchase of the Commercial Release Units shall be based upon and consistent with the terms of the current Purchase Contract, but shall be delivered and paid for within eighteen (18) months of the notification to RASER of the successful completion of the prototype testing.

7.1	Commercial Release Target Price. RASER acknowledges that UTCP is targeting a commercial release list price of approximately **** per kW for the Next Generation System. However, based on the pre-development volume commitment provided by RASER herein, UTCP agrees that the purchase price for the RASER Commercial Release Units shall be no greater than ****. Without limiting the general application of the confidentiality terms herein and the restrictions on public statements herein, RASER specifically agrees that the target and discounted pricing stated herein shall be Proprietary Information under this Agreement and shall not be disclosed to any third party without the express written consent of the General Counsel or Chief Financial Officer of UTCP.

8.	Liquidated Damages from UTCP. UTCP’s Next Generation System development and commercialization efforts will be subject to resolution of any technical issues that may arise during development and continued commercial market justification for the development and commercial release of the Next Generation System. Despite these potential risks and in consideration of RASER’s commitment to purchase the Commercial Release Units, UTCP agrees that, in addition to any liquidated damages payable under the Purchase Contract with respect to its failure to deliver those Current Generation Systems, it shall pay RASER the following liquidated damages in the event it fails to fulfill its Next Generation System development commitments under this Agreement.

8.1	Development Termination Prior to 7,500 Hours of Operation by 2007 delivered Current Generation Systems. In the event UTCP terminates its development or commercialization efforts with respect to the Next Generation System prior to the completion of 7,500 hours of operation, in the aggregate, of the 2007 delivered Current Generation Systems by RASER, UTCP agrees it shall pay RASER liquidated damages in the amount of ****.

8.2	Development Termination Prior to 15,000 Hours of Operation by 2007 delivered Current Generation Systems. In the event UTCP terminates its development or commercialization efforts with respect to the Next Generation System prior to the completion of 15,000 hours of operation, in the aggregate, of the 2007 delivered Current Generation Systems by RASER (but after the completion of 7,500 hour operation milestone described in Section 8.1 above), UTCP agrees it shall pay RASER liquidated damages in the amount of ****.

8.3	Development Termination Prior to Successful Completion of the Next Generation System Demonstration. In the event UTCP terminates its development or commercialization efforts with respect to the Next Generation System prior to the completion of the 6,000 hour Demonstration, described in Section 7 above, (but after the completion of 7,500 and 15,000 hour operation milestones described in Sections 8.1 and 8.2 above), UTCP agrees it shall pay RASER liquidated damages in the amount of ****.

8.4	Development Termination After Successful Completion of the Next Generation System Demonstration. In the event UTCP terminates its development or commercialization efforts with respect to the Next Generation System after the completion of the 6,000 hour Demonstration, described in Section 7 above, (but after the completion of 7,500 and 15,000 hour operation milestones described in Sections 8.1 and 8.2 above), UTCP agrees it shall pay RASER liquidated damages in the amount of ****.

8.5	Sole and Exclusive Remedy and Liability. RASER acknowledges and agrees that the liquidated damages described in this Section 8 shall (i) be the sole and exclusive remedies of RASER with respect to UTCP’s termination of its development or commercialization of the Next Generation System and UTCP’s delay in or failure to deliver the Demonstration Units, if any, to RASER, (ii) be the sole and exclusive liabilities of UTCP with respect to UTCP’s termination of its development or commercialization of the Next Generation System and UTCP’s delay in or failure to deliver the Demonstration Units, if any, to RASER, and (iii) in no event exceed **** in the aggregate. Moreover, RASER acknowledges and agrees that the liquidated damages described in this Section 8 shall not accrue in parallel and, therefore, the payment of the liquidated damages owed by UTCP under any of subsections 8.1, 8.2, 8.3 or 8.4 shall be the maximum liquidated damages payable by UTCP under this Agreement and shall terminate UTCP’s further obligations to RASER under this Agreement.

8.6	Contingent on RASER’s Completion of Obligations. RASER acknowledges and agrees that the liquidated damages described in this Section 8 shall in all cases be subject to RASER having completed its then current purchase obligations under the Purchase Contract and RASER not otherwise being in ongoing breach of its obligations under the Purchase Contract, this Agreement or any follow-on contracts between the Parties with respect to the Current Generation Systems or Next Generation Systems.

9.	Liquidated Damages from RASER. In the event RASER fails to execute a purchase contract with UTCP, consistent with the terms of the current Purchase Contract, for the Next Generation System Commercial Release Units (the “Commercial Release Purchase Contract”) within six (6) months of the successful completion of the Demonstration, RASER agrees it shall pay UTCP liquidated damages in the amount of Fifty Thousand Dollars ($50,000.00) for each MW less than the commitment in Section 7 of Next Generation Systems that RASER fails to order under the Commercial Release Purchase Contract. In the event RASER executes the Commercial Release Purchase Contract, RASER agrees it shall pay UTCP liquidated damages in the amount of Fifty Thousand Dollars ($50,000.00) for each MW of Commercial Release Units that RASER fails to pay for in full and take delivery of in accordance with the terms of the Commercial Release Purchase Contract.

9.1	Liquidated Damages in the Event of Geothermal Resource Reduction. Notwithstanding the terms of Section 9 above, to the extent that RASER executes the Commercial Release Purchase Contract but fails to pay for the Commercial Release Units in full and take delivery in accordance with the Commercial Release Purchase Contract but such failures are caused by inadequate geothermal resources at the Sites and such inadequacy is outside the control of RASER then, rather than the liquidated damages in Section 9 above, RASER agrees it shall pay UTCP liquidated damages based on the following:

9.1.1	The liquidated damages due and payable to UTCP for the first five (5) MW of Commercial Release Units shall be Fifty Thousand Dollars ($50,000.00) for each MW of Commercial Release Units that RASER fails to take delivery of and pay for in full in accordance with the Commercial Release Purchase Contract.

9.1.2	The liquidated damages due and payable to UTCP for the remaining five (5) MW of Commercial Release Units shall be Ten Thousand Dollars ($10,000.00) for each MW of Commercial Release Units that RASER fails to take delivery of and pay for in full in accordance with the Commercial Release Purchase Contract.

9.2	Sole and Exclusive Remedy and Liability. UTCP acknowledges and agrees that the liquidated damages described in this Section 9 shall (i) be the sole and exclusive remedies of UTCP with respect to RASER’s failure to purchase, take delivery of or pay for Commercial Release Units, (ii) be the sole and exclusive liabilities of RASER with respect to RASER’s failure to purchase, take delivery of or pay for Commercial Release Units, and (iii) in no event exceed $500,000 in the aggregate.

10.	Confidentiality. Proprietary Information (as defined below) disclosed by a disclosing Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) shall be used by the Receiving Party solely for the purposes of the current business relationship with the Disclosing Party or evaluating the feasibility of a future business relationship with the Disclosing Party and shall not be disclosed to any third party without the Disclosing Party’s express written consent. The Proprietary Information may be disclosed to employees, contract workers, consultants, affiliated entities and agents of the Receiving Party who have a need to know and who have executed agreements with the Receiving Party obligating them to treat such information in a manner consistent with the terms of this Agreement. The Receiving Party represents that its officers and employees have executed agreements with the Receiving Party obligating them to treat Proprietary Information in a manner consistent with the terms of this Agreement.

10.1	The Receiving Party agrees to safeguard the transferred Proprietary Information by using reasonable efforts, consistent with those used in the protection of its own proprietary information of a similar nature, to prevent its disclosure to or use by third parties; provided that such standard of care is no less than reasonable care under the circumstances.

10.2	“Proprietary Information” shall for the purpose of this Agreement, mean information, knowledge or data disclosed by the Disclosing Party to the Receiving Party in written or other tangible form bearing a suitable legend identifying its proprietary or confidential nature, however any data or information regarding the location, temperature, composition and depth of the geothermal resource shall be deemed and treated as confidential and proprietary, whether marked with a legend or not.

10.2.1	Information that is first transmitted orally or visually will also be considered as Proprietary Information if, within thirty (30) days of such first transmission, such information is reduced to written or other tangible form bearing a suitable legend identifying its proprietary nature and forwarded to the Receiving Party’s designated individuals in Section 15 below. The Parties will use reasonable efforts at the time of first oral or visual disclosure to identify which information shall be considered proprietary.

10.2.2	In the event that the Disclosing Party furnishes sample products or other equipment or material to the Receiving Party, which are suitably marked to identify them as the Proprietary Information of the Disclosing Party, the items so received shall be used and the information obtained from said items, including results from testing, shall be treated as if they were Proprietary Information transferred pursuant to this Agreement. If it is not practicable to mark the information, such as electronic or magnetic media, then the Disclosing Party shall provide a contemporaneous writing identifying said media as Proprietary Information.

10.3	Notwithstanding the foregoing provisions, this Agreement shall not restrict or affect the Receiving Party’s rights to use or disclose information:

10.3.1	which is or may hereafter be in the public domain through no fault of the Receiving Party; or

10.3.2	which the Receiving Party can show, as reflected by its documents, was known to it prior to the disclosure by the Disclosing Party; or

10.3.3	which is disclosed to the Receiving Party by a third party, without restrictions similar to these herein imposed, subsequent to disclosure by the Disclosing Party; or

10.3.4	which is or may hereafter be disclosed by the Disclosing Party to a third party, without restrictions similar to those herein imposed, on disclosure or use; or

10.3.5	which the Receiving Party can show, as reflected by its documents, was independently developed by the Receiving Party without the use of the Proprietary Information.

10.4	If Proprietary Information is required to be disclosed pursuant to governmental or judicial process, notice of such process shall be promptly provided to the Disclosing Party in order that it may have every opportunity to intercede in such process to contest such disclosure.

10.5	The Disclosing Party warrants that it has the right to disclose the information disclosed under this Agreement without obligation to any third party. The Disclosing Party makes no warranty or representation as to the accuracy or completeness of the information disclosed. Neither the Disclosing Party, nor its employees or agents, shall have any liability to the Receiving Party, nor its agents or employees, resulting from their use of such information.

10.6	The Receiving Party shall, upon the written request of the Disclosing Party, exert reasonable efforts to return all documents (including copies, summaries, analyses, reports) and things containing Proprietary Information furnished by the Disclosing Party pursuant to this Agreement except that Receiving Party may retain one (1) copy for archival purposes only.

11.	Intellectual Property Rights. This Agreement is not intended to and does not effect any change or alteration in ownership or rights of the Parties respecting intellectual property. The Receiving Party shall have no property rights in the information or things that have been disclosed pursuant to this Agreement. The Receiving Party shall not reverse engineer, reverse assemble, or decompile such information or things. Except for the limited right to use granted in Section 10 above, no right or license, either express or implied, under any mask work, patent, copyright, trade secret, or Proprietary Information is granted hereunder.

12.	Public Statements. Any news releases, public announcement, advertisement or publicity released by either Party concerning this Agreement, the relationship of the Parties, the name or logo of the other Party and any joint proposals submitted by the Parties pursuant to this Agreement must receive the prior written approval of the other Party, except where such written approval has not been received but disclosure is nevertheless required under applicable law. Any such publicity shall give due credit to the contribution of each Party.

13.	Term of Agreement. This Agreement shall become effective as of the Effective Date upon its signing by the authorized representatives of the Parties. The term of this Agreement shall continue until the first to occur of: (i) December 31, 2009, (ii) the payment by UTCP, in the aggregate, of liquidated damages to RASER under Section 8 above in the amount of ****, (iii) the payment by RASER, in the aggregate, of liquidated damages to UTCP under Section 9 above in the amount of five hundred thousand dollars ($500,000), or (iv) such time when it is terminated as described in Section 14 below. Termination shall not affect (i) the Receiving Party’s obligations relative to Proprietary Information transferred prior to the effective date of such termination, (ii) RASER’s Manufacturing Priority rights to the extent vested prior to termination, or the (iii) provisions of Sections 1.1, 1.2, and 10 through 26 which shall survive any termination of this Agreement.

14.	Termination. Either Party may terminate this Agreement by giving thirty (30) days written notice of such an intention of the other Party upon the occurrence of any of the following:

14.1	there is the occurrence of insolvency, bankruptcy or reorganization under bankruptcy laws or assignment for the benefit of creditors of the non-terminating Party;

14.2	the notifying and terminating Party has completed or liquidated all of its contractual obligations to the other Party under this Agreement; or

14.3	material breach by the non-terminating Party of the terms of this Agreement.

15.	Notices. Whenever any notice is required or authorized to be given hereunder, such notice shall be given in writing and sent by certified or registered mail, return receipt requested, or by overnight courier with signature required. Any such notice, if sent by RASER to UTCP, shall be addressed as follows:

[CONTACT PERSON]

UTC Power Corporation

195 Governor’s Highway

South Windsor, CT 06074

Tel: (860) 727-[            ]

Fax: (860) 998-[            ]

Email: [                                ]

with a copy (which shall not constitute notice) to:

UTC Power Corporation

195 Governor’s Highway

South Windsor, CT 06074

Attn: Counsel

and if sent by UTCP to RASER, shall be addressed as follows:

Steve Brown – Power Manager

Raser Technologies, Inc.

5152 N. Edgewood Drive, Suite 375

Provo, Utah 84604

Tel: 801-765-1200 X229

Fax: (801) 374-3314

Email: steve.brown@rasertech.com

with a copy (which shall not constitute notice) to:

Raser Technologies, Inc.

5152 N. Edgewood Drive, Suite 375

Provo, Utah 84604

Attn: Counsel

16.	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York, and no effect shall be given to any choice of laws statutes or principles which would require this Agreement to be interpreted under the laws of any other jurisdiction.

17.	Waiver of Consequential Damages. IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, WHETHER ARISING IN TORT, CONTRACT, INDEMNITY, STRICT LIABILITY OR OTHERWISE.

18.	Equitable Remedies. It is understood and agreed that money damages would not be sufficient remedy for any breach of Sections 10, 11, 12, 19 or 20 of this Agreement by a Party and that the other Party shall be entitled to specific performance and injunctive relief as remedies for any such breach. Such remedies shall not be deemed to be the exclusive remedies for the non-breaching Party but shall be in addition to all of the remedies available at law or in equity to the non-breaching Party.

19.	Export Control Compliance. The Parties shall abide by and be in full compliance with all applicable export control laws and regulations. No information or materials shall be transferred by either Party unless in full compliance with all applicable export control laws and regulations.

20.	Compliance with Laws. The Parties will each comply with all federal, state and local laws applicable to the performance of their respective obligations hereunder.

21.	Code of Ethics. Each Party will comply with the Code of Ethics of United Technologies Corporation (“UTC”), which Code of Ethics may be found on UTC’s internet site at http://www.utc.com/responsibility/ethics/english/coe_english.pdf and which is hereby incorporated by reference and made a material part hereof, as such Code of Ethics may be amended from time to time.

22.	No Assignment. The rights and obligations under this Agreement may not be assigned or transferred to any person, firm or corporation without the express prior consent of the other Party, which consent will not be unreasonably withheld. This restriction shall not apply to assignments by RASER to an affiliate in which RASER holds directly or indirectly an equity of profits interest of at least 20% created for the special purpose of exploiting geothermal resources at specific Sites, provided that the debt to equity ratio of the assignee is at least 30% and there are no other owners of any interest that are competitors of UTCP. If assigned to such subsidiaries, RASER shall provide prompt written notice to UTCP and shall address any concerns expressed by UTCP in connection with such assignments.

23.	Other Provisions. No amendment or modification of this Agreement shall be effective unless in writing signed by the Parties. The failure of either Party to insist on any right, or to invoke or elect any remedy, shall not be construed as a waiver of that right, remedy or election in the absence of a writing signed by the waiving Party. The invalidity of one or more of the phrases, sentences, clauses, or paragraphs contained in this Agreement shall not affect the validity of the remaining portions. Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24.	Entire Agreement. This Agreement constitutes the entire understanding between the Parties and supersedes all previous understandings, agreements, communications, and representations, whether written or oral, concerning the subject matter to which this Agreement relates. Any additional or differing terms or conditions included in any purchase order or similar documentation shall be of no force or effect.

25.	Force Majeure. Under no circumstances shall UTCP be liable for any loss, damage or delay due to any cause beyond its reasonable control. The time for performance of this Agreement shall be extended for a reasonable period by reason of the delay. UTCP shall not be obligated to incur any additional expenses in connection with such a delay unless so directed in writing by RASER, in which event the cost of any measures taken to recover any lost time shall be at RASER’s cost.

26.	Counterparts. This Agreement may be executed in counterparts or by facsimile, each of which will together, for all purposes, constitute one and the same instrument, binding on the Parties, and each of which will together be deemed to be an original, notwithstanding that all Parties are not signatories to the same counterpart or facsimile. The Parties agree that this Agreement may be proven by signed original or imaged copy bearing signature on behalf of each Party.

[REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Parties by their duly authorized signatories, have signed this Agreement in two (2) original counterparts effective as of the Effective Date first noted above.

UTC POWER CORPORATION		RASER TECHNOLOGIES, INC.

By:	/s/ Jan van Dokkum	By:	/s/ Brent M. Cook
	(Signature)		(Signature)

Name:	Jan van Dokkum	Name:	Brent M. Cook

Title:	President	Title:	CEO

Date:	April 6, 2007	Date:	April 3, 2007

Exhibit A

Current Generation System

Purchase Contract

Exhibit B

Current Generation System

Service Agreement

Exhibit C

Generation Performance Operating Parameters

PureCycle(R) 225 KW Resource Flow Requirements